UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2006

SIMON PROPERTY GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-11491	34-1755769
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 WEST WASHINGTON STREET
INDIANAPOLIS, INDIANA	46204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  317.636.1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On August 22, 2006, Simon Property Group, L.P. (“Operating Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated as representatives of the several Underwriters listed therein (collectively, the “Underwriters”), in connection with the Operating Partnership’s offering of $600 million aggregate principal amount of 5.60% Notes due 2011 (the “2011 Notes”) and $500 million aggregate principal amount of 5.875% Notes due 2017 (the “2017 Notes” and together with the 2011 Notes, the “Notes”).  The offering of the Notes is expected to close on August 29, 2006.

The Notes will be issued pursuant to the eighteenth supplemental indenture (the “Supplemental Indenture”) to the Indenture (the “Indenture”) dated as of November 26, 1996, between the Operating Partnership and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as trustee.  For a description of the material terms of the Supplemental Indenture and the Notes, see the information set forth below under Item 2.03, which is incorporated into this Item 1.01.

The Notes are subject to the Registration Statement on Form S-3 (Registration No. 333-132513-01), the prospectus, dated March 17, 2006, and the related prospectus supplement, dated August 22, 2006, relating to the public offering of the Notes.

A copy of the Underwriting Agreement and the form of Supplemental Indenture is attached hereto as Exhibit 1.1 and 4.1, respectively, and is incorporated herein by reference.  The Indenture was incorporated by reference into the Registration Statement.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The 2011 Notes bear interest at a rate of 5.60% per annum and mature on September 1, 2011.  The 2017 Notes bear interest at a rate of 5.875% per annum and mature on March 1, 2017.  Interest on the Notes will be payable semi-annually in arrears on March 1 and September 1 each year, beginning on March 1, 2007, to holders of record of such Notes registered at the close of business on February 14 or August 17, respectively, preceding such interest payment date.

The Supplemental Indenture contains certain financial covenants that, among other things, (i) limit the amount of debt and secured debt that the Operating Partnership may have outstanding as of certain dates, and (ii) requires the Operating Partnership to maintain certain fixed charge coverage ratios and unencumbered assets.  However, these covenants will not apply to the Notes for so long as any securities issued under prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.  Until such time, the covenants applicable to all currently outstanding securities issued under prior supplemental indentures will apply to the Notes.

The Operating Partnership may, at its option, redeem the Notes in whole at any time or in part from time to time on not less than 30 and not more than 60 days’ prior written notice mailed to the holders of the Notes to be redeemed.  The Notes will be redeemable at a price equal to the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make-whole” premium calculated under the Supplemental Indenture. (unless the Notes are redeemed within 90 days before the applicable maturity date in which case no “make-whole” premium will be payable).

The Supplemental Indenture provides for customary events of default, including, among other things, nonpayment, failure to comply with the other agreements in the Supplemental Indenture for a period of 90 days, and certain events of bankruptcy, insolvency and reorganization.

The description set forth above is qualified in its entirety by the form of Supplemental Indenture (including the form of notes attached thereto).

ITEM 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 1.1

Underwriting Agreement dated as of August 22, 2006 among Simon Property Group, L.P., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as the representatives of the several underwriters named therein.

Exhibit 4.1	Form of Eighteenth Supplemental to the Indenture dated as of November 26, 1996 between Simon Property Group, L.P. and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as Trustee.
Exhibit 4.2	Form of $600,000,000 aggregate principal amount of 5.60% Notes due 2011.
Exhibit 4.3	Form of $500,000,000 aggregate principal amount of 5.875% Notes due 2017.
Exhibit 5.1	Opinion of Baker & Daniels LLP.
Exhibit 12.1	Statement re computation of ratios.
Exhibit 23.1	Consent of Baker & Daniels LLP (contained in Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 22, 2006

SIMON PROPERTY GROUP, L.P.

By:	Simon Property Group, Inc., the sole General
Partner

	By:	/s/ Stephen E. Sterrett
		Name:	Stephen E. Sterrett
		Title:	Executive Vice President and Chief Financial Officer